Exhibit 10.19

May 25, 2018

Re:                             Director Letter Agreement

Dear Mr. Hoover:

In connection with your appointment by the board of directors (the “Board”) of Emu Holdings Company (the “Company”) as a director and independent chairman of the Board, this letter agreement (this “Agreement”) sets forth the proposed arrangements for your services.

Scope of Services.  During the Term (as defined below), you will serve as a director and chairman of the Board.  As part of your service, in anticipation of the Company’s proposed initial public offering of shares of common stock (the “IPO”) and any other potential transactions with respect to the Elanco Animal Health business (“Elanco”), you will assist in the identification and recruitment of potential directors.  You will attend all meetings (whether in person or by teleconference, as the situation requires) related to the consideration of the IPO or any other potential transactions with respect to the Company to which you are invited.  In your role as chairman, you will also interact with the Chief Executive Officer, General Counsel and such other senior managers of Eli Lilly and Company (“Lilly”), Elanco and the Company who have responsibility for considering Lilly’s strategic alternatives relating to Elanco.  For your services as director and chairman, you will receive such compensation and expense reimbursements as set forth herein.

Term.  The term of this Agreement shall commence as of the date of your appointment to the Board (“Appointment Date”) and you shall serve as a director and independent chairman of the Board, in each case, on an annual basis, subject to your removal, non-reelection or non-reappointment in accordance with applicable law and the organizational documents of the Company, or your earlier death, resignation, removal or disqualification.

Fees & Expenses. As compensation for serving as a director on the Board, for as long as you serve in that capacity, you will receive an annual fee of $110,000, that will be payable in monthly installments.  As compensation for serving as an independent chairman of the Board, you will receive an annual fee of $30,000.  You will also be reimbursed for reasonable and documented out-of-pocket expenses you incur, including documented travel expenses incurred incident to your duties and in accordance with the standard practices of the Company, as in effect from time to time.  For the avoidance of doubt, for calendar year 2018, your fees will be pro-rated to reflect the period from your Appointment Date through December 31, 2018.  To the extent applicable, all payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.  Notwithstanding the foregoing, upon the consummation of the IPO, the Board, including through its compensation committee, will determine the appropriate compensation for your continued service as a director and independent chairman.

D&O Insurance. The Company will provide and maintain directors’ and officers’ liability insurance coverage for you in respect of the period for which you are a director of the Company at such levels, for such risks and subject to such terms, as the Company provides and maintains such cover for its directors generally.

Indemnification and Expenses.  The Company shall provide indemnification and advancement of expenses as provided by the Company’s organizational documents.

Entire Agreement; Miscellaneous.  This Agreement constitutes the entire agreement between you and Lilly in respect of the subject matter contained herein and supersedes all prior agreements, understandings and arrangements, whether oral or written, by any representative of any party hereto in respect of such subject matter. This Agreement may not be amended or waived except by an instrument in writing signed by each of the parties to this Agreement.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Indiana without giving effect to any choice of law principles that would require or permit the application of laws of another jurisdiction.  This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

Please confirm that the foregoing is our mutual understanding by signing and returning to the Company an executed counterpart of this Agreement.

Very truly yours,

EMU HOLDINGS COMPANY

	By:	/s/ Bronwen Mantlo
		Name:	Bronwen Mantlo
		Title:	Secretary

Accepted and agreed to as of
the date first written above by:

/s/ R. David Hoover
R. David Hoover